Filed Pursuant to Rule 424(b)(3)
Registration No. 333-294133

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell, nor an offer to buy, these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION DATED NOVEMBER 2, 2026

PRICING SUPPLEMENT NO. 4 DATED NOVEMBER     , 2026

TO PROSPECTUS DATED MARCH 9, 2026, AS SUPPLEMENTED BY

PROSPECTUS SUPPLEMENT DATED MARCH 9, 2026, AND

SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER

DATED MARCH 9, 2026

U.S. Bancorp

Medium-Term Notes, Series EE (Senior)

This pricing supplement supplements the terms and conditions in the prospectus, dated March 9, 2026, as supplemented by the prospectus supplement, dated March 9, 2026, and should be read together with the prospectus supplement and the prospectus for additional information about the offering and sale of C$   principal amount of   % Fixed-to-Floating Rate Senior Notes due November , 2032 (the “notes”) of U.S. Bancorp (“USB” or the “Company”). Terms not defined herein have the meanings given to such terms in the prospectus supplement and prospectus, as applicable.

Key Terms of the Notes

ISIN/CUSIP:	902973BH8 / CA902973BH85	Series:	☒ Series EE (Senior) ☐ Series FF (Subordinated)

Legal Entity Identifier:	N1GZ7BBF3NP8GI976H15

Principal Amount:	C$	Form of Note:	☒ Book-Entry ☐ Certificated

Issue Price (Dollar Amount and Percentage of Principal Amount):	C$ / %	Interest Rate (and, if applicable, related Interest Periods):

☒ Fixed Rate Note (during the fixed rate period)

☐ CMT Rate Note

☐ Reuters Page FRBCMT

☐ Reuters Page FEDCMT

☐ One-Week  ☐  One-Month

☐ Commercial Paper Rate Note

☒ CORRA Note (during the floating rate period)

☐ EURIBOR Note

☐ Federal Funds Rate Note

(effective) (open) (target)

☐ Prime Rate Note

☐ SOFR Note

☐ SONIA Rate Note

☐ Treasury Rate Note

☐ Zero Coupon Note

☐ Other Base Rate or formula:

Proceeds to the Company (Before Expenses):	C$
Trade Date:	November , 2026
Issue Date:	November , 2026
Maturity Date:	November , 2032
Reset Date:	November , 2031
Subsequent Reset Date:	Not Applicable.

Fixed Interest Rate:	% per annum payable in arrears for each semi-annual Interest Period during the fixed rate period, which is the period from, and including, the Issue Date to, but excluding, the Reset Date.

Floating Interest Rate:	Floating Rate Benchmark as determined on the applicable Interest Determination Date plus the Spread per annum payable in arrears for each quarterly Interest Period during the floating rate period, which is the period from, and including, the Reset Date to, but excluding, the Maturity Date.

Floating Rate Benchmark:	Compounded CORRA determined for each quarterly Interest Period during the floating rate period calculated in accordance with the terms and provisions as described under “Supplemental Description of Notes—Compounded CORRA.”

Spread:	+ basis points

Interest Periods:

With respect to the fixed rate period, each semi-annual period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the fixed rate period, the Issue Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the fixed rate period, the Reset Date or earlier Redemption Date).

With respect to the floating rate period, each quarterly period from, and including, an Interest Payment Date (or, in the case of the first Interest Period during the floating rate period, the Reset Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period during the floating rate period, the Maturity Date or earlier Redemption Date).

Interest Payment Dates:

May  and November   of each year, commencing on May  , 2027 and ending on the Reset Date, with respect to the fixed rate period.

February  , May  , August  , and November  of each year, commencing on February  , 2032 and ending on the Maturity Date, with respect to the floating rate period.

Regular Record Dates:	15 calendar days prior to each Interest Payment Date (or as long as the notes remain in book-entry form, the record dates will be one business day prior to the relevant distribution dates).

Interest Determination Dates:	The date that is two Bank of Canada Business Days (as defined herein) preceding the applicable Interest Payment Date during the floating rate period (or, in the case of the final Interest Payment Date during the floating rate period, the Maturity Date or earlier Redemption Date).

Observation Period:	With respect to each Interest Period during the floating rate period, the period from, and including, the date that is two Bank of Canada Business Days preceding the first date in such Interest Period to, but excluding, the date that is two Bank of Canada Business Days preceding the Interest Payment Date for such Interest Period (or, in the case of the final Interest Payment Date, the Maturity Date or earlier Redemption Date).

Currency of Payment:	All payments of principal of, premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, will be payable in Canadian dollars, except in limited circumstances as described under “Description of Notes—Foreign Currency Notes” in the prospectus supplement. If the Canadian dollar is unavailable due to the imposition of exchange controls or other circumstances beyond our control or is no longer used by the Canadian government or public institutions within the international banking community for the settlement of transactions (and is not replaced by another currency), then all payments in respect of the notes may be made in U.S. dollars until the Canadian dollar is again available to the Company or so used. See “Supplemental Description of Notes—Currency of Payment” herein. Depending on the investor’s functional currency, an investment in a non-U.S. dollar security may present currency-related risks as described under “Risk Factors—Risk Factors Related to a Particular Issue of Notes—Risks Relating to Foreign Currency Notes” in the prospectus supplement.

Authorized Denominations:	C$2,000 and integral multiples of C$1,000 in excess thereof.

Day Count Convention:

30/360 for a full semi-annual Interest Period, resulting in two equal semi-annual payments, and Actual/365 (Fixed) for a period that is shorter than a full semi-annual Interest Period, with respect to the fixed rate period.

Actual/365 (Fixed), with respect to the floating rate period.

Business Day:	New York and Toronto, with respect to the fixed rate period. New York, Toronto and Bank of Canada Business Day, with respect to the floating rate period.

Business Day Convention:	Following unadjusted business day convention, with respect to the fixed rate period. Modified following business day convention, with respect to the floating rate period.

Calculation Agent:	For purposes of calculations with respect to the Floating Interest Rate, the Company has entered into an agreement with U.S. Bank Trust Company, National Association to act as calculation agent.

Paying Agent / Transfer Agent / Registrar:	Computershare Trust Company of Canada

Exchange Agent:	U.S. Bank Trust Company, National Association

Agents’ Commission:	C$

Optional Redemption:

On or after    , 2027 (180 days after the Issue Date) and prior to the Reset Date (one year prior to the Maturity Date), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount to be redeemed and rounded to three decimal places) equal to the greater of:

(i) the Canada Yield Price (as defined herein); and

(ii)  100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

In addition, the Company may redeem the notes at its option, (i) in whole, but not in part, on the Reset Date, or (ii) in whole or in part, at any time and from time to time, on or after October    , 2032 (one month prior to the Maturity Date) and prior to the Maturity Date, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

See “Description of Notes—Redemption” in the prospectus supplement and “Supplemental Description of Notes—Optional Redemption” in this pricing supplement.

Notice of any redemption will be provided at least 5 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed.

To the extent then required by applicable laws or regulations, the notes may not be redeemed prior to their stated maturity without any requisite prior approvals from applicable regulators.

Payments of Additional Amounts:	The Company will, subject to the exceptions and limitations set forth under “Supplemental Description of Notes—Payments of Additional Amounts,” pay as additional amounts (“Additional Amounts”) such amounts as are necessary in order that the net amount of such payment of the principal of and interest on a note to a holder who is a U.S. Alien (as defined herein), after deduction for any present or future tax, assessment or governmental charge of a Relevant Jurisdiction (as defined herein) imposed by withholding with respect to the payment, will not be less than the amount provided for in such note to be then due and payable. See “Supplemental Description of Notes—Payments of Additional Amounts.”

Redemption for Tax Reasons:	The Company may redeem all, but not less than all, of the notes in the event of certain changes in the tax laws of a Relevant Jurisdiction that would obligate us to pay Additional Amounts as described above. This redemption would be at a redemption price equal to 100% of the principal amount of the notes, together with any accrued and unpaid interest thereon to, but excluding, the Redemption Date. See “Supplemental Description of Notes—Redemption for Tax Reasons.”

Form of Distribution in Canada:	The distribution of the notes is being made on a private placement basis to purchasers in each of the provinces of Canada (the “Canadian Offering Jurisdictions”) under this pricing supplement, the prospectus dated March 9, 2026, as supplemented by the prospectus supplement dated March 9, 2026, that forms part of the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”). The distribution will be made in reliance on statutory exemptions from the prospectus requirements of Canadian securities laws applicable in each of the Canadian Offering Jurisdictions and, in particular, the notes will only be sold in the Canadian Offering Jurisdictions pursuant to the “accredited investor exemption” (as defined in National Instrument 45-106—Prospectus Exemptions (“NI 45-106”)) to purchasers that are “accredited investors” (as such term is defined in NI 45-106) or Section 73.3 of the Securities Act (Ontario), as applicable, who purchase the notes as principal (or are deemed to be purchasing as principal) and that are also “permitted clients” (as such term is defined in National Instrument 31-103—Registration Requirements, Exemptions and Ongoing Registrant Obligations) (“NI 31-103”).

Resale Restrictions:	Resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable Canadian securities laws, which may vary depending on the province. The Company is not a reporting issuer in any province or territory of Canada. Except in the Province of Manitoba, unless permitted under applicable Canadian securities laws, holders of the notes must not trade the notes in Canada before the date that is four months and a day after the later of (i) November , 2026 and (ii) the date the Company becomes a reporting issuer in any province or territory of Canada. In the Province of Manitoba, unless otherwise permitted under applicable Canadian securities legislation or with the prior written consent of the applicable regulators, the holders of the notes must not trade the notes before the date that is twelve months and a day after the date the holder acquired the note. Prospective purchasers should consult their own independent legal advisors with respect to such restrictions. The notes are a new issue of securities for which no established trading market exists. If an active trading market does not develop for the notes, investors may not be able to resell them. The Company currently has no intention of becoming a reporting issuer in Canada in the foreseeable future.

Form of Distribution in the United States:	The distribution of the notes is being made pursuant to registration with the SEC under the U.S. Securities Act of 1933, as amended.

Form of Note:	The notes will be issued in in the form of one or more fully registered global notes deposited with CDS Clearing and Depository Services Inc. (“CDS”) and registered in the name of CDS & Co., as nominee of CDS. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by CDS and its participants, and these beneficial interests may not be exchanged for certificated notes, except in limited circumstances. See “Supplemental Description of Notes— Book-Entry Delivery and Form; Global Note—Form, Denomination and Book-Entry” and “Supplemental Description of Notes— Book-Entry Delivery and Form; Global Note —Global Clearance and Settlement.”

Settlement:	CDS Clearing and Depository Services Inc. / Settlement is Book-entry only through CDS

Governing Law:	New York

Original Issue Discount:	Not applicable

Prohibition of Sales to EEA and UK Retail Investors:	Applicable

The notes are not savings accounts, deposits or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency. The notes are not secured.

Investing in the notes involves risks. Potential purchasers of the notes should consider the information set forth in the “Risk Factors” section beginning on page S-9 of the prospectus supplement and the discussion of risk factors contained in USB’s annual and quarterly reports filed with the SEC, which are incorporated by reference herein.

Neither the SEC nor any state securities commission nor any Canadian securities regulatory authority has approved or disapproved of the notes or determined that this pricing supplement, the prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This pricing supplement should be read together with the prospectus supplement and prospectus, which can be accessed on the SEC website via the links below:

•	Prospectus dated March 9, 2026

•	Prospectus supplement dated March 9, 2026

	Per Note(1)	Total
Price to Public	%	C$
Agents’ Commission or Discount	%	C$
Net Proceeds (Before Expenses) to Us	%	C$

(1)	Plus accrued interest, if any, from November , 2026, if settlement occurs after that date.

The Company owns, directly or indirectly, all of the outstanding voting equity securities of U.S. Bancorp Investments, Inc. Accordingly, the Company may be viewed as a “connected issuer” and/or “related issuer” of U.S. Bancorp Investments, Inc. under applicable Canadian securities laws. See “Certain Relationships and Related Transactions”.

We expect to deliver the notes to investors in book-entry form only through the facilities of CDS and its direct participants, including participants who act as sub-custodians for Clearstream Banking, S.A. (“Clearstream”) or Euroclear Bank S.A./N.V. (“Euroclear”), on or about November  , 2026.

Joint Book-Running Managers

RBC Capital Markets	TD Securities	U.S. Bancorp Investments, Inc.

SUPPLEMENTAL DESCRIPTION OF NOTES

General

The terms and conditions of the notes will consist of the applicable terms and conditions set forth in the “Description of Notes” section in the prospectus supplement dated March 9, 2026, as such terms and conditions are supplemented, amended and/or superseded by the terms and conditions of the notes set forth in this section, together with the terms and conditions of the notes set forth above under “Key Terms of the Notes.” To the extent of inconsistencies or conflicts between the terms and conditions of the notes set forth in this pricing supplement and the terms and conditions set forth in the “Description of Notes” section in the prospectus supplement that otherwise would be applicable to the notes, such terms and conditions set forth in this pricing supplement shall govern and control.

The notes will be issued in minimum denominations of C$2,000 and integral multiples of C$1,000 in excess thereof. The Company initially has designated Computershare Trust Company of Canada as its paying agent, transfer agent and registrar and U.S. Bank Trust Company, National Association as its exchange rate agent.

As used herein, “Business Day” means any day, other than a Saturday or Sunday, that is (i) neither a legal holiday nor a day on which banking institutions are authorized or required by law, regulation or executive order to close in New York, New York and Toronto, Ontario, Canada, and (ii) with respect to the floating rate period only, a day that is also a Bank of Canada Business Day (as defined herein).

Currency of Payment

Initial holders will be required to pay for the notes in Canadian dollars, and, except as otherwise provided under “Description of Notes—Foreign Currency Notes—Payment of Principal, Premium and Interest” in the prospectus supplement, all payments of principal, premium, if any, interest and Additional Amounts, if any, in respect of the notes, including any payments made upon any redemption of the notes, will be made in Canadian dollars. The principal of certificated notes, if any, payable at maturity or earlier redemption will be paid against presentation and surrender at the office or agency maintained for such purpose.

If the Canadian dollar is unavailable for the payment of principal, premium, if any, interest or any Additional Amounts with respect to the notes, including any payments made upon any redemption of the notes, due to the imposition of exchange controls or other circumstances beyond the Company’s control, or if the Canadian dollar is no longer used by the Canadian government or is no longer used for the settlement of transactions by public institutions of or within the international banking community (and is not replaced by another currency), then all payments in respect of the notes may be made in U.S. dollars until the Canadian dollar is again available to the Company or so used. See “Description of Notes—Foreign Currency Notes—Unavailability of Specified Currency” in the prospectus supplement. Any payment in respect of the notes so made in U.S. dollars will not constitute a default under the notes or the indenture governing the notes. Neither the trustee nor the paying agent nor the transfer agent shall be responsible for obtaining exchange rates, effecting conversions or otherwise handling redenominations, except to the extent expressly appointed to perform such functions in its capacity as exchange rate agent. If the Canadian dollar is replaced by another currency, payments in respect of the notes will be subject to the provisions described under “Description of Notes—Foreign Currency Notes—Unavailability of Specified Currency” in the prospectus supplement. See “Description of Notes—Foreign Currency Notes—Payment of Principal, Premium and Interest” and “Description of Notes—Foreign Currency Notes—Unavailability of Specified Currency” in the prospectus supplement for additional information.

All determinations referred to above made by the Company and/or the exchange rate agent will be at the Company’s and the exchange rate agent’s sole discretion and will, in the absence of manifest error, be conclusive for all purposes and binding on the holders of the notes.

Investors will be subject to foreign exchange risks as to payments of principal of, and premium, if any, and interest on, the notes, including any payments made upon any redemption of the notes, that may have important economic and tax consequences to them. See “Supplemental United States Federal Income Tax Consequences” in this pricing supplement and “Risk Factors—Risk Factors Related to a Particular Issue of Notes—Risks Relating to Foreign Currency Notes” and “Certain United States Federal Income Tax Consequences” in the prospectus supplement. Investors should consult their own financial, legal and tax advisors as to the risks involved in an investment in the notes.

Compounded CORRA

For each interest period during the floating rate period, Compounded CORRA will be determined by the calculation agent in the following manner:

“Compounded CORRA” means, for any Observation Period, the rate calculated in accordance with the following formula, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005 being rounded upwards:

where for purposes of applying the above formula to the terms of the notes:

“Bank of Canada Business Day” means a day on which Schedule I banks under the Bank Act (Canada) are open for business in Toronto, Ontario, Canada, other than a Saturday or a Sunday or a public holiday in Toronto (or such revised regular publication calendar for CORRA, CORRA Compounded Index or an Applicable Fallback Rate (as defined herein) as may be adopted by the Reference Rate Administrator from time to time);

“CORRA Compounded Indexstart” is equal to CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the first date of the relevant interest period during the floating rate period;

“CORRA Compounded Indexend” is equal to CORRA Compounded Index value on the date that is two Bank of Canada Business Days preceding the interest payment date relating to such interest period during the floating rate period (or, in the case of the final interest period of the notes, the Maturity Date or, if we elect to redeem the notes in part or in full, the Redemption Date for such notes);

“CORRA Compounded Index” is the measure of the cumulative impact of CORRA compounding over time administered and published by the Bank of Canada (or any successor Reference Rate Administrator);

“d” for any Observation Period, means the number of calendar days in the relevant Observation Period;

“Observation Period” means, in respect of each interest period during the floating rate period, the period from, and including, the date two Bank of Canada Business Days preceding the first date in such interest period to, but excluding, the date two Bank of Canada Business Days preceding the interest payment date for such period (or, in the case of the final interest payment date of such series of notes, the Maturity Date of such series of notes or, if we elect to redeem in part or in full the notes, the Redemption Date for such notes);

“Interest Determination Dates” means the date two Bank of Canada Business Days before each interest payment date during the floating rate period (or, in the case of the final interest payment date of such series of notes, the Maturity Date of such series of notes or, if we elect to redeem the notes in part or in full, the Redemption Date for such notes); and

“Reference Rate Administrator” means the Bank of Canada or any successor administrator for CORRA and/or the CORRA Compounded Index or the administrator (or its successor) of an Applicable Fallback Rate, as applicable.

The minimum interest rate shall be 0% per annum.

The calculation agent will determine Compounded CORRA for each applicable interest period in accordance with the formula above, and with respect to the Observation Period relating to such interest period. Compounded CORRA, the interest rate and accrued interest for each interest period will be determined by the calculation agent in arrears for each applicable interest period as soon as reasonably practicable on or after the last day of the applicable Observation Period related to such interest period and prior to the relevant interest payment date. The calculation agent will notify the Company of Compounded CORRA and such interest rate and accrued interest for each interest period as soon as reasonably practicable after such determination, but in any event by the business day immediately prior to the interest payment date.

Notwithstanding the foregoing, if (1) the CORRA Compounded Indexstart or the CORRA Compounded Indexend is not published or displayed by the Reference Rate Administrator by 11:30 a.m. Toronto time (or an amended publication time, if any, as specified in the Reference Rate Administrator’s methodology for calculating the CORRA Compounded Index) on the Interest Determination Date for such interest period but a CORRA Compounded Index Cessation Effective Date has not occurred or (2) the calculation agent determines that a CORRA Compounded Index Cessation Event has occurred, the terms and provisions set forth in (i) through (iii) below will apply, in the order set forth below. Notwithstanding (i) through (iii) below, in connection with the implementation of an Applicable Fallback Rate, the calculation agent may make such changes or adjustments to (1) the Applicable Fallback Rate or the spread thereon, (2) any interest reset date, interest determination date, interest payment date, other relevant date, business day convention or interest period, (3) the manner, timing and frequency of determining rates and amounts of interest that are payable on the notes and the conventions relating to such determination, (4) the timing and frequency of making payments of interest, (5) rounding conventions, (6) tenors, and (7) any other terms or provisions of the notes and related definitions, in each case that the calculation agent determines, from time to time, are consistent with accepted market practice or applicable regulatory or legislative action or guidance for the use of such Applicable Fallback Rate for debt obligations comparable to the notes in such circumstances.

(i) No CORRA Compounded Index or CORRA Compounded Index Cessation Effective Date with respect to CORRA Compounded Index. If (1) the CORRA Compounded Indexstart or the CORRA Compounded Indexend is not published or displayed by the Reference Rate Administrator by 11:30 a.m. Toronto time (or an amended publication time, if any, as specified in the Reference Rate Administrator’s methodology for calculating the CORRA Compounded Index) on the Interest Determination Date for such interest period but a CORRA Compounded Index Cessation Effective Date has not occurred, or (2) the calculation agent determines that a CORRA Compounded Index Cessation Event has occurred, then Compounded CORRA for the applicable interest period will be calculated by the calculation agent in accordance with the formula below, with the resulting percentage being rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with 0.00000005 being rounded upwards:

where for purposes of applying the above formula to the terms of the notes:

“CORRAi”, for any Bank of Canada Business Day “i” in the relevant Observation Period, is equal to the daily CORRA rate in respect of that day as published or displayed by the Reference Rate Administrator or an authorized distributor on the immediately following Bank of Canada Business Day, which is Bank of Canada Business Day “i” + 1, provided that if by not later than at 11:00 a.m. Toronto time (or the amended publication deadline for CORRA, if any, as specified in the Reference Rate Administrator’s methodology for calculating CORRA) neither the Reference Rate Administrator for CORRA nor authorized distributors provide or publish CORRA in respect of that day and a CORRA Cessation Effective Date has not occurred, then, references to CORRA will be deemed to be references to the last provided or published CORRA as of the close of business in Toronto on that day;

“ni”, for any Bank of Canada Business Day “i” in the relevant Observation Period, means the number of calendar days from, and including such Bank of Canada Business Day “i” to, but excluding, the following Bank of Canada Business Day, which is Bank of Canada Business Day “i” + 1;

“d” means the number of calendar days in the relevant Observation Period;

“d0” for any Observation Period, means the number of Bank of Canada Business Days in the relevant Observation Period; and

“i” means a series of whole numbers from one to d0, each representing the relevant Bank of Canada Business Day in chronological order from, and including, the first Bank of Canada Business Day in the relevant Observation Period.

(ii) CORRA Index Cessation Effective Date. If the calculation agent determines that a CORRA Cessation Event has occurred, then the rate for an Interest Determination Date which occurs on or after the CORRA Cessation Effective Date with respect to Compounded CORRA will be the CAD Recommended Rate, to which the calculation agent shall apply the most recently published spread, as at the CORRA Cessation Effective Date with respect to Compounded CORRA after making such adjustments to the CAD Recommended Rate as the calculation agent determines to be necessary to account for any difference in term structure or tenor of the CAD Recommended Rate by comparison to Compounded CORRA. If there is a CAD Recommended Rate before the end of the first Bank of Canada Business Day following the CORRA Cessation Effective Date with respect to Compounded CORRA but neither the Reference Rate Administrator nor authorized distributors provide or publish the CAD Recommended Rate and a Fallback Index Cessation Effective Date with respect to it has not occurred, then, in respect of any day for which the CAD Recommended Rate is required, references to the CAD Recommended Rate will be deemed to be references to the last provided or published CAD Recommended Rate.

(iii) No CAD Recommended Rate or Fallback Index Cessation Effective Date with respect to CAD Recommended Rate. If there is no CAD Recommended Rate before the end of the first Bank of Canada Business Day following the CORRA Cessation Effective Date with respect to Compounded CORRA; or there is a CAD Recommended Rate and a Fallback Index Cessation Effective Date subsequently occurs with respect to it, then the rate for an Interest Determination Date which occurs on or after the CORRA Cessation Effective Date with respect to Compounded CORRA or the Fallback Index Cessation Effective Date with respect to the CAD Recommended Rate (as applicable) will be the Bank of Canada’s Target for the

Overnight Rate as set by the Bank of Canada and published on the Bank of Canada’s website (the “BOC Target Rate”), to which the calculation agent shall apply the most recently published spread, as at the Fallback Index Cessation Effective Date with respect to Compounded CORRA, after making such adjustments to the BOC Target Rate as the calculation agent determined to be necessary to account for any difference in term structure or tenor of the BOC Target Rate by comparison to Compounded CORRA. If neither the Reference Rate Administrator nor authorized distributors provide or publish the BOC Target Rate and a Fallback Index Cessation Effective Date with respect to the BOC Target Rate has not occurred, then, in respect of any day for which the BOC Target Rate is required, references to the BOC Target Rate will be deemed to be references to the last provided or published BOC Target Rate as of the close of business in Toronto on that day.

As used in the foregoing, the following terms and provisions have the following meanings:

“Applicable Fallback Rate” means one of the CAD Recommended Rate or the BOC Target Rate, as applicable.

“CAD Recommended Rate” means the rate (inclusive of any spreads or adjustments) recommended as the replacement for CORRA by a committee officially endorsed or convened by the Bank of Canada for the purpose of recommending a replacement for CORRA (which rate may be produced by the Bank of Canada or another administrator) and as provided by the administrator of that rate or, if that rate is not provided by the administrator thereof (or a successor administrator), published by an authorized distributor.

“CORRA” means, with respect to any Bank of Canada Business Day, a reference rate equal to the daily Canadian Overnight Repo Rate Average for that day, as published by the Reference Rate Administrator on the website of the Reference Rate Administrator or any successor website on the immediately following Bank of Canada Business Day.

“CORRA Cessation Effective Date” means, in respect of one or more CORRA Cessation Events, the first date on which CORRA is no longer provided. If CORRA ceases to be provided on the Relevant Original Fixing Date (as defined herein) but it was provided at the time at which it is to be observed pursuant to the terms and provisions of the notes, then the CORRA Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“CORRA Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of CORRA announcing that it has ceased or will cease to provide CORRA permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of CORRA that will continue to provide CORRA; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of CORRA, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider of CORRA, a resolution authority with jurisdiction over the Reference Rate Administrator or provider of CORRA or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider of CORRA, which states that the Reference Rate Administrator or provider of CORRA has ceased or will cease to provide CORRA permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of that will continue to provide CORRA.

“CORRA Compounded Index Cessation Effective Date” means, in respect of one or more CORRA Compounded Index Cessation Events, the first date on which CORRA Compounded Index is no longer provided. If CORRA Compounded Index ceases to be provided on the Relevant Original Fixing Date (as defined herein) but it was provided at the time at which it is to be observed pursuant to the terms and provisions of the notes, then the CORRA Compounded Index Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“CORRA Compounded Index Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of CORRA Compounded Index announcing that it has ceased or will cease to provide CORRA Compounded Index permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider of CORRA Compounded Index that will continue to provide CORRA Compounded Index; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of CORRA Compounded Index, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider of CORRA Compounded Index, a resolution authority with jurisdiction over the Reference Rate Administrator or provider of CORRA Compounded Index or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider of CORRA Compounded Index, which states that the Reference Rate Administrator or provider of CORRA Compounded Index has ceased or will cease to provide CORRA Compounded Index permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide CORRA Compounded Index.

“Fallback Index Cessation Effective Date” means, in respect of one or more Fallback Index Cessation Events, the first date on which the Applicable Fallback Rate is no longer provided. If the Applicable Fallback Rate ceases to be provided on the same day that it is required to determine the rate for an Interest Determination Date pursuant to the terms of the notes but it was provided at the time at which it is to be observed pursuant to the terms of the notes (or, if no such time is specified in the terms and provisions of the notes, at the time at which it is ordinarily published), then the Fallback Index Cessation Effective Date will be the next day on which the rate would ordinarily have been published.

“Fallback Index Cessation Event” means:

A.

a public statement or publication of information by or on behalf of the Reference Rate Administrator or provider of the Applicable Fallback Rate announcing that it has ceased or will cease to provide the Applicable Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide the Applicable Fallback Rate; or

B.

a public statement or publication of information by the regulatory supervisor for the Reference Rate Administrator or provider of the Applicable Fallback Rate, the Bank of Canada, an insolvency official with jurisdiction over the Reference Rate Administrator or provider for the Applicable Fallback Rate, a resolution authority with jurisdiction over the Reference Rate Administrator or provider for the Applicable Fallback Rate or a court or an entity with similar insolvency or resolution authority over the Reference Rate Administrator or provider for the Applicable Fallback Rate, which states that the Reference Rate Administrator or provider of the Applicable Fallback Rate has ceased or will cease to provide the Applicable Fallback Rate permanently or indefinitely, provided that, at the time of the statement or publication, there is no successor Reference Rate Administrator or provider that will continue to provide the Applicable Fallback Rate.

“Relevant Original Fixing Date” means, unless otherwise agreed, the day on which CORRA or CORRA Compounded Index, as applicable, would have been observed.

Any determination, decision or election that may be made by the calculation agent pursuant to the provisions described herein, including any determination with respect to a rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, may be made in the calculation agent’s sole discretion, and, notwithstanding anything to the contrary in the documentation relating to the notes, shall become effective without consent from any other party. The calculation agent’s determination of any interest rate, and its calculation of the amount of interest for any Observation Period or interest period, will be on file at our principal offices and will be made available to any noteholder upon request.

All Canadian dollar amounts resulting from the calculation of interest, as described above during the relevant periods, will be rounded to the nearest cent.

Please refer to the discussion under “Risk Factors—Risk Factors Related to a Particular Issue of Notes—Risks Relating to CORRA and CORRA Notes” in the prospectus supplement for a description of the considerations relating to CORRA.

Optional Redemption

On or after   , 2027 (180 days after the Issue Date) and prior to the Reset Date (one year prior to the Maturity Date), the Company may redeem the notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount to be redeemed and rounded to three decimal places) equal to the greater of:

(i)	the Canada Yield Price; and

(ii)	100% of the principal amount of the notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date.

In addition, the Company may redeem the notes at its option (a) in whole, but not in part, on the Reset Date, or (b) in whole or in part, at any time and from time to time, on or after  , 2032 (one month prior to the Maturity Date) and prior to the Maturity Date, in each case at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to, but excluding, the Redemption Date. See “Description of Notes—Redemption” in the prospectus supplement.

Notwithstanding the foregoing, installments of interest on the notes that are due and payable on interest payment dates falling on or prior to a Redemption Date will be payable on the applicable interest payment date to the registered holders as of the close of business on the relevant record date.

“Canada Yield Price” will be a price equal to the price of the notes (or the portion thereof to be redeemed) calculated to provide a yield to maturity, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, equal to the sum of the Government of Canada Yield calculated as of approximately 10:15 a.m. (Toronto time) on the third business day in Toronto preceding the Redemption Date, plus  basis points, assuming for this purpose that the notes would mature on , 2031 (rather than the Maturity Date).

“Government of Canada Yield” means, on any date, with respect to any series of notes, the yield to maturity on such date, compounded semi-annually and calculated in accordance with generally accepted Canadian financial practice, which an assumed new issue of non-callable Government of Canada bonds denominated in Canadian dollars would carry if issued in Canada at 100% of its principal amount on such date, with a term to maturity as nearly as possible equal to the remaining term to maturity of such notes, assuming for this purpose that the notes would mature on   , 2031 (rather than the Maturity Date). The Government of Canada Yield will be calculated by the Company as the average (rounded to three decimal places) of the bid-side yields determined by two major Canadian investment dealers selected by the Company.

Any calculations and selections in connection with any redemption will be made by the Company or its designee and shall not be a duty or obligation of the trustee, paying agent or calculation agent. Neither the trustee, the paying agent nor the calculation agent shall be responsible for determining or making any calculations in connection with any redemption. The actions and determinations of the Company or its designee in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the procedures of the applicable depositary) at least 5 days but not more than 60 days before the Redemption Date to each holder of notes to be redeemed.

If less than all of the notes outstanding are to be redeemed, the trustee will select the notes to be redeemed (in authorized denominations) by lot. No note of a principal amount equal to or less than the minimum authorized denomination will be redeemed in part. If any note is to be redeemed in part only, the notice of redemption that relates to such note will state the portion of the principal amount of such note to be redeemed. A new note in a principal amount equal to the unredeemed portion of such note will be issued in the name of the holder of such note upon surrender for cancellation of the original note, provided that the unredeemed portion will be in an authorized denomination (which will not be less than the minimum authorized denomination). For so long as the notes are held by CDS (or another depositary), redemption of the notes will be effected in accordance with the policies and procedures of such depositary.

Unless the Company defaults in payment of the redemption price, on and after any Redemption Date, interest will cease to accrue on the notes or portions thereof called for redemption. On or before the Redemption Date, the Company will deposit with the paying agent or the trustee money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on that date.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent and, at the Company’s discretion, the Redemption Date may be delayed until such time as any or all such conditions precedent shall have been satisfied (or waived by the Company), or the Redemption Date may not occur and such notice may be rescinded if any such conditions precedent shall not have been satisfied (or waived by the Company).

To the extent then required by applicable laws or regulations, any redemption of the notes prior to their Maturity Date may be subject to the prior approval of the Federal Reserve Board or other appropriate federal banking agency.

The notes also may be subject to redemption prior to the Maturity Date if certain changes in the tax laws of a Relevant Jurisdiction occur. If such changes occur, the notes may be redeemed at a redemption price of 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to, but excluding, the date fixed for redemption. See “Supplemental Description of Notes—Redemption for Tax Reasons” in this pricing supplement.

Payments of Additional Amounts

The Company will, subject to the exceptions and limitations set forth below, pay as additional interest such Additional Amounts as are necessary in order that the net amount of such payment of the principal of and interest on a note to a holder who is a U.S. Alien (as such term is defined below), after deduction for any present or future tax, assessment or governmental charge of (a) the United States (as such term is defined below), or a political subdivision or authority thereof or therein or (b) any other jurisdiction in which any paying agent appointed by us is organized or the location from which payment is made by such paying agent, or any political subdivision or authority thereof or therein (each of (a) and (b), a “Relevant Jurisdiction”), imposed by withholding with respect to the payment, will not be less than the amount provided for in such note to be then due and payable. However, the foregoing obligation to pay Additional Amounts shall not apply:

•

to any tax, assessment or governmental charge that would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor, beneficiary, member or shareholder of, or holder of power over, such holder if such holder is an estate, trust, partnership or corporation) and a Relevant Jurisdiction, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, member, shareholder or holder of a power) being considered as:

•	being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having had a permanent establishment therein;

•	having a current or former relationship with the Relevant Jurisdiction, including a relationship as a citizen or resident or being treated as a resident thereof; or

•

being or having been, for United States federal income tax purposes, a “controlled foreign corporation,” a “passive foreign investment company” (including a qualified electing fund), a corporation that has accumulated earnings to avoid United States federal income tax, a personal holding company or a private foundation or other tax-exempt organization;

•

to any tax, assessment or other governmental charge imposed by reason of the holder (i) owning or having owned, directly or indirectly, actually or constructively, 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) receiving interest described in Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”) or (iii) being a controlled foreign corporation with respect to the United States that is related to us by actual or constructive stock ownership;

•

to any holder who is a fiduciary or partnership (including a limited liability company treated as a partnership for tax purposes) or other than the sole beneficial owner of the note, but only to the extent that a beneficiary or settlor with respect to such fiduciary or partner or member of such partnership or limited liability company or a beneficial owner of the note would not have been entitled to the payment of such Additional Amounts had such beneficiary, settlor, partner, member or beneficial owner been the holder of such note;

•

to any tax, assessment or governmental charge that would not have been imposed or withheld but for the failure of the holder to comply with certification, identification or information reporting requirements under the Relevant Jurisdiction’s laws applicable to such tax, assessment or governmental charge, without regard to any tax treaty, with respect to the payment, concerning the nationality, residence, identity or connection with the Relevant Jurisdiction of the holder or a beneficial owner of such note, if such compliance is required by the Relevant Jurisdiction’s laws applicable to such tax, assessment or governmental charge, without regard to any tax treaty, as a precondition to relief or exemption from such tax, assessment or governmental charge;

•

to any tax, assessment or governmental charge that would not have been so imposed or withheld but for the presentation by the holder of such note for payment on a date more than 30 days after the date on which such payment became due and payable or the date on which payment thereof is duly provided for, whichever occurs later;

•	to any estate, inheritance, gift, sales, transfer, excise, wealth, capital gain or personal property tax or any similar tax, assessment or governmental charge;

•	to any tax, assessment or governmental charge that is payable otherwise than by withholding by us or the paying agent from the payment of the principal of or interest on such note;

•

to any tax, assessment or governmental charge required to be withheld by any paying agent from such payment of principal of or interest on any note, if such payment can be made without such withholding by any other paying agent;

•	any U.S. federal backup withholding tax;

•

any tax, assessment or other governmental charge that would not have been imposed but for a change in law, regulation, or administrative or judicial interpretation that becomes effective more than 15 days after the payment becomes due or is duly provided for, whichever occurs later;

•

to any tax, assessment or governmental charge on or in respect of any note pursuant to sections 1471 through 1474 of the Code, and the regulations, administrative guidance and official interpretations promulgated thereunder (“FATCA”), any agreement between us and the United States or any authority thereof entered into for FATCA purposes or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of FATCA; or

•	to any tax imposed as a result of any combination of the above.

The term “United States” means the United States of America, the States thereof (and the District of Columbia) and any other political subdivision or taxing authority thereof or therein affecting taxation, and the term “U.S. Alien” means any beneficial owner of a note other than a beneficial owner of a note that is (A) a citizen or resident of the United States; (B) a corporation, partnership or other entity treated as a corporation or a partnership for U.S. federal income tax purposes created or organized in or under the laws of the United States, any of its states or the District of Columbia; (C) an estate whose income is subject to U.S. federal income tax regardless of its source; or (D) a trust which is subject to the supervision of a court within the United States and the control of one or more United States persons as described in Section 7701(a)(30) of the Code or that has a valid election in effect under applicable U.S. Treasury regulations to be treated as a United States person.

Redemption for Tax Reasons

If the Company has or will become obliged to pay Additional Amounts with respect to the notes as described herein under “—Payment of Additional Amounts” as a result of any change in (including any announced prospective change), or amendment to, the laws or regulations of a Relevant Jurisdiction affecting taxation, or any change in or amendment to an official position regarding the application or interpretation of such laws, regulations or rulings, which change or amendment becomes effective on or after  , 2026, and the Company determines that such obligation cannot be avoided by the use of reasonable measures then available to the Company, then the Company may at its option, at any time, having given not less than 10 nor more than 60 days’ prior written notice to holders of the notes, redeem, in whole, but not in part, the notes at a redemption price equal to 100% of their principal amount, together with accrued but unpaid interest, if any, thereon to, but excluding, the Redemption Date, provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Company would be obliged to pay such Additional Amounts if a payment in respect to the notes were due on such date. Prior to the transmission or publication of any notice of redemption pursuant to this paragraph, the Company will deliver to the trustee an officer’s certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts and including a written opinion of independent counsel selected by the Company showing that the conditions precedent to the Company’s right to so redeem the notes has occurred.

Book-Entry Delivery and Form; Global Note

The Company obtained the information in this section concerning CDS and its book-entry systems and procedures (including those related to Clearstream and Euroclear) from sources the Company believes to be reliable. None of USB, the trustee, the paying agent or the agents take responsibility for the accuracy of this information. The description of the clearing systems in this section reflects our understanding of the rules and procedures of CDS as they are currently in effect. CDS could change its rules and procedures at any time.

Global Clearance and Settlement

The notes of each series will be issued in the form of one or more fully registered, book-entry global notes (the “global notes”), which will be deposited with, or on behalf of, CDS and registered, at the request of CDS, in the name of CDS & Co. Beneficial owners of global notes will not be permitted to withdraw the notes from CDS except in accordance with CDS’ rules and procedures. Owners of beneficial interests may hold interests in a global note through organizations that participate, directly or indirectly, in the CDS system.

For as long as the global notes are maintained in book-entry form at CDS, CDS or its nominee will be the registered holder of the global notes for all purposes and all payments on the notes will be made to CDS and payments to owners of beneficial interests in the notes will be made in accordance with CDS’ rules and procedures and the procedures of its participants. Consequently, owners of beneficial interests will need to look to CDS and its participants through which they own their interest in the notes for any payment or to exercise any rights in respect of the notes. The Company has no responsibility for the actions of CDS or its participants, and the ability to receive payments or exercise any rights in respect of the notes will be subject to their procedures.

CDS is Canada’s national securities depository, clearing and settlement hub, supporting Canada’s equity, fixed income and money markets. Functioning as a service utility for the Canadian financial community, CDS provides a wide variety of computer automated services for financial institutions and investment dealers active in domestic and international capital markets. CDS participants include banks, investment dealers and trust companies and may include certain of the agents. Indirect access to CDS is available to other organizations that clear through or maintain a custodial relationship with a CDS participant. Transfers of ownership and other interests in notes in CDS, including cash distributions, may only be processed through CDS participants and will be completed in accordance with existing CDS rules and procedures. CDS is headquartered in Toronto and has regional offices in Montreal, Vancouver and Calgary. CDS is a subsidiary of The Canadian Depository for Securities Limited, part of TMX Group Limited. It is affiliated with CDS Inc., which provides services to the Canadian Securities Administrators, and CDS Innovations Inc., a commercial marketer of CDS information products such as CDS Bulletins and entitlements information.

Beneficial owners may elect to hold interests in the notes outside Canada through Clearstream or Euroclear if they are participants in those systems, or indirectly through organizations that are participants in those systems.

Clearstream and Euroclear will hold interests on behalf of their participants through securities accounts in Clearstream’s and Euroclear’s names on the books of their respective sub-custodians. The interests are ultimately held through a CDS participant that acts as sub-custodian for Clearstream or Euroclear, as applicable.

Cross market transfers between persons holding directly or indirectly through CDS participants, on the one hand, and directly or indirectly through Clearstream participants or Euroclear participants, on the other, will be effected in CDS in accordance with CDS rules and procedures; however, such cross market transactions will require delivery of instructions to the relevant clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines. The relevant clearing system will, if the transaction meets its settlement requirements, deliver instructions to CDS directly or through its Canadian sub-custodian to take action to effect final settlement on its behalf by delivering or receiving notes in CDS, and making or receiving payment in accordance with normal procedures for settlement in CDS. Clearstream participants and Euroclear participants may not deliver instructions directly to CDS or the Canadian sub-custodians.

Because of time zone differences, credits of notes received in Clearstream or Euroclear as a result of a transaction with a CDS participant may be made during subsequent securities settlement processing and dated the business day following the CDS settlement date. Such credits or any transactions in such notes settled during such processing will be reported to the relevant Clearstream participants or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of notes by or through a Clearstream participant or a Euroclear participant to a CDS participant will be received with value on the CDS settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in CDS.

CDS, Clearstream and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of notes among participants of CDS, Clearstream and Euroclear. However, they are under no obligation to perform or continue to perform those procedures, and they may modify or discontinue such procedures at any time. Neither the Company, the trustee nor the agents will have any responsibility for the performance by CDS, Clearstream or Euroclear, or their respective direct or indirect participants of their obligations under the rules and procedures governing their operations

Form, Denomination and Book-Entry

The notes, subject to certain exceptions, will at all times be represented by one or more fully-registered global notes held by, or on behalf of, CDS, as custodian of the global notes (for its participants) and registered in the name of CDS & Co., and registrations of interests in and transfers of the notes will be made only through the book-entry only system of CDS. Except as described below, owners of beneficial interests in notes will not be entitled to a certificate or other instrument from the Company or CDS evidencing the purchaser’s ownership thereof, owners of beneficial interests in the notes held through CDS and its participants will not be considered the holders of those notes under the indenture governing the notes and no such beneficial owner of the notes will be shown on the records maintained by CDS, although the Company expects that such beneficial interests will be reflected through book-entry accounts of CDS’ direct and indirect participants acting on behalf of such beneficial owners. Each purchaser of notes represented by a global note is expected to receive a customer confirmation of purchase from the agent or other registered dealer from which the notes are purchased in accordance with the practices and procedures of the selling agent or dealer. The practices of the agents may vary but, generally, customer confirmations are issued promptly after execution of a customer order. CDS will be responsible for establishing and maintaining book-entry accounts for its direct participants having interests in global notes, and CDS’ direct and indirect participants will be responsible for maintaining book-entry accounts for beneficial owners holding interests in the global notes. Sales of interests in a global note can only be completed through participants in the book-entry only depositary service of CDS.

None of USB, the trustee, the paying agent or the agents will assume any liability for: (a) any aspect of the records relating to the beneficial ownership of the notes held by CDS or any of its direct or indirect participants or the payments relating thereto; (b) maintaining, supervising or retaining any records relating to the notes; or (c) any advice or representation made by, or with respect to, CDS or any action to be taken by CDS or at the direction of its participants.

Certificated Notes

CDS may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to the Company. If CDS is no longer willing or able to discharge properly its responsibilities as depositary with respect to the notes, the Company will use commercially reasonable efforts to locate a qualified successor. However, definitive notes will be issued in exchange for beneficial interests in global notes, registered in the names of persons other than CDS or its nominee, only if (i) CDS’ book-entry only system ceases to exist, (ii) the Company determines that CDS is no longer willing or able to discharge properly its responsibilities as depository with respect to the notes and the Company is unable to locate a qualified successor, (iii) the Company, at its option, elects to issue definitive notes in lieu of the book-entry system through CDS with respect to all or a portion of the notes or (iv) required by law. In the event that definitive notes are to be issued as aforesaid, the Company will promptly execute, and the trustee or an authenticating agent or sub-authenticating agent, upon receipt of an order from us for the authentication and delivery of definitive notes, will authenticate and deliver definitive notes in an aggregate principal amount equal to the principal amount of the global notes in exchange for beneficial interests in such global notes in accordance with the instructions, if any, of CDS.

If the Company issues definitive notes in exchange for global notes as described in the preceding paragraph, such definitive notes shall be issued in registered form in denominations of C$2,000 and integral multiples of C$1,000 in excess thereof and each such definitive note will have the same stated maturity and other terms as the global note for which it is exchanged. The notes in definitive form can be transferred by presentation for registration at the office or agency for such purpose and must be duly endorsed by the holder or his or her attorney duly authorized in writing, or accompanied by a written instrument or instruments of transfer in form satisfactory to the Company or the registrar duly executed by the holder or his or her attorney duly authorized in writing.

Payment of Interest and Principal

As long as CDS or its nominee is the registered owner of the global notes, CDS or its nominee will be considered the sole owner of the global notes for the purposes of receiving payments of interest and principal on such global notes. Payments of principal and any interest on notes in book-entry form represented by one or more global notes will be made by the Company through the paying agent to CDS or its nominee, as the case may be, as the holder of the global notes representing such notes in book-entry form.

The Company expects that CDS, upon receipt of any payment of principal or interest in respect of a global note, will credit, on the date principal or interest is payable, its participants’ accounts with payments in amounts proportionate to their respective interests in the principal amount of such global note as shown on the records of CDS. The Company also expects that payments of principal and interest by the participants to the owners of beneficial interests in such global note held through such participants in the depositary service of CDS will be governed by standing instructions and customary practices and will be the responsibility of such participants. The Company’s responsibility and liability in respect of notes represented by a global note is limited to making payment of any principal and interest due on such global note to CDS. The rules governing CDS provide that it acts as the agent and depositary for its participants. As a result, such participants must look solely to CDS and beneficial note owners must look solely to participants for the payment of the principal and interest on the notes paid by or on behalf of us to CDS.

Information for Canadian Investors

The rights and remedies available to Canadian investors are governed by Canadian securities laws. Canadian investors may be subject to Canadian tax law and should consult their own legal and tax advisors with respect to the Canadian tax consequences of owning the notes.

SUPPLEMENTAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The notes should be treated as “variable rate debt instruments” denominated in a currency (the “denomination currency”) other than the U.S. dollar for U.S. federal tax purposes, and should therefore be subject to special rules under Section 988 of the Code and the Treasury Regulations thereunder. See the discussion in the section of the prospectus supplement called “Certain United States Federal Income Tax Consequences—U.S. Holders—Foreign Currency Notes” for further information about the treatment of the notes.

Although there is uncertainty regarding their treatment (and subject to the discussion below regarding deemed exercise of its optional redemption right), the notes should be treated as providing for a single fixed rate followed by a single qualified floating rate (“QFR”).

Under this treatment, in order to determine the amount of qualified stated interest (“QSI”) and original issue discount (“OID”) in respect of the notes, an equivalent fixed rate debt instrument (denominated in Canadian dollars) must be constructed for the entire term of the notes. The equivalent fixed rate debt instrument is constructed in the following manner: (i) first, the initial fixed rate is converted to a QFR that would preserve the fair market value of the notes, and (ii) second, each QFR (including the QFR determined under (i)) is converted to a fixed rate substitute (which should generally be the value of that QFR as of the Issue Date of the notes). Under Treasury Regulations applicable to certain options arising under the terms of a debt instrument, in determining the amount of QSI and OID, the Company should be deemed to exercise our optional redemption right if doing so would reduce the yield on the equivalent fixed rate debt instrument. For the purpose of determining QSI and OID, the optional redemption prior to the Reset Date should not be deemed to be exercised. However, if, as of the Issue Date, redeeming the notes on the Reset Date would reduce the yield of the equivalent fixed rate debt instrument, the notes should be treated as fixed rate debt instruments maturing on the Reset Date (the “Reset Date Maturity Notes”). Under those circumstances, if the notes are not actually redeemed by us on the Reset Date, solely for purposes of the OID rules, they should be deemed retired and reissued for their principal amount, and should thereafter be treated as floating rate debt instruments issued on the Reset Date and maturing on the Maturity Date (the “Remaining Term Note”). The Reset Date Maturity Notes would be treated as issued with no more than de minimis OID, and all payments of interest thereon would be treated as QSI. Interest on the Remaining Term Note should generally be taken into account when received or accrued, according to your method of tax accounting, but it is possible that the Remaining Term Note could be subject to the rules described under “Certain United States Federal Income Tax Consequences—U.S. Holders—Short-Term Notes” in the prospectus supplement.

If, as of the Issue Date, redeeming the notes on the Reset Date would not reduce the yield on the equivalent fixed rate debt instrument, the rules under “Certain United States Federal Income Tax Consequences—U.S. Holders—Original Issue Discount” in the prospectus supplement should be applied to the equivalent fixed rate debt instrument to determine the amounts of QSI and OID on the notes. Under those circumstances, the notes may be issued with OID.

A U.S. holder is required to include any QSI in income in accordance with the U.S. holder’s regular method of accounting for U.S. federal income tax purposes. U.S. holders will be required to include any OID in income for U.S. federal income tax purposes as it accrues, in accordance with a constant yield method based on a compounding of interest. All amounts will be determined in the denomination currency and then translated into U.S. dollars according to the rules described in the section of the prospectus supplement called “Certain United States Federal Income Tax Consequences—U.S. Holders—Foreign Currency Notes.” QSI allocable to an accrual period must be increased (or decreased) by the amount, if any, which the interest actually accrued or paid during an accrual period (including the fixed rate payments made during the initial period) exceeds (or is less than) the interest assumed to be accrued or paid during the accrual period under the equivalent fixed rate debt instrument.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

RBC Dominion Securities Inc., TD Securities Inc. and U.S. Bancorp Investments, Inc. are acting as joint book-running managers of the offering. Subject to the terms and conditions of a terms agreement (the “terms agreement”), between us and the agents named below, incorporating the terms of a distribution agreement, dated as of March 9, 2026, between us and the agents named in the prospectus supplement, the Company has agreed to sell to the agents, and each of the agents has agreed, severally and not jointly, to purchase, as principal, the principal amount of notes set forth opposite its name below.

Agent	Principal Amount
RBC Dominion Securities Inc.	C$
TD Securities Inc.
U.S. Bancorp Investments, Inc.

Total	C$

Certain of the agents are not U.S. broker-dealers registered with the SEC. To the extent any agent that is not a U.S.-registered broker-dealer intends to effect sales of the notes in the United States, to the extent permitted by applicable laws and regulations, they will do so through one or more U.S. registered broker-dealers as permitted by FINRA regulations.

The notes sold by the agents to the public will initially be offered at the initial price to public set forth on the cover of this pricing supplement. If all the notes are not sold at the initial price to purchasers, the agents may change the initial price to public and the other selling terms. The offering of notes by the agents is subject to their receipt and acceptance of the notes and subject to their right to reject any order in whole or in part.

The Company expects that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this pricing supplement, which will be on the business day following the date the notes are priced (such settlement being referred to as “T+ ”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the business day before delivery of the notes will be required, by virtue of the fact that the notes initially will settle in T+  , to specify alternative settlement arrangements to prevent a failed settlement.

The agents intend to offer the notes for sale in the provinces of Canada on a private placement basis only to “accredited investors” and that are also “permitted clients”, each within the meaning of the applicable Canadian provincial securities laws, and on a private placement basis outside of Canada and the United States, in other parts of the world subject to applicable law, either directly or through affiliates or other dealers acting as selling agents. Resales of the notes in Canada by purchasers will be subject to restrictions under Canadian securities laws.

Each agent has agreed that it will offer or sell the notes only in those Canadian jurisdictions in which that agent is registered or is entitled to rely on an available exemption from the applicable dealer registration requirement. As such, each agent that is relying on the international dealer exemption in section 8.18 of NI 31-103 in any Canadian province has agreed that it has not and will not offer or sell any notes in Canada except to investors resident in that province that are permitted clients (as such term is defined in NI 31-103) or pursuant to another exemption from the dealer registration requirement in NI 31-103 and in compliance with all the conditions and requirements of that exemption.

See “Plan of Distribution (Conflicts of Interest)” in the prospectus supplement for additional information.

LEGAL MATTERS

In the opinion of Willkie Farr & Gallagher LLP, as counsel to the Company, when the notes offered by this pricing supplement have been executed and issued by the Company and authenticated by the trustee in accordance with the indenture, and delivered against payment therefor, the notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the indenture, except that (a) the enforceability thereof may be subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to or affecting creditors’ rights or remedies generally and (ii) general principles of equity and to the discretion of the court before which any proceedings therefor may be brought (regardless of whether enforcement is sought in a proceeding at law or in equity) and (b) the enforceability of provisions imposing liquidated damages, penalties or an increase in interest rate upon the occurrence of certain events may be limited in certain circumstances.

This opinion is given as of the date hereof and is limited solely to the Federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the opinion of such counsel, dated March 9, 2026, which has been filed as Exhibit 5.1 to the Company’s Current Report on Form 8-K filed with the SEC on March 9, 2026.

McCarthy Tétrault LLP has advised the Company with respect to the laws of Canada. Osler, Hoskin & Harcourt LLP has advised the agents with respect to the laws of Canada.

RESALE RESTRICTIONS

The distribution of the notes in Canada is being made on a private placement basis only and is exempt from the requirement that the Company prepare and file a prospectus with the relevant Canadian securities regulatory authorities. Accordingly, any resale of the notes must be made in accordance with applicable Canadian securities laws which may require resales to be made in accordance with prospectus and dealer registration requirements or exemptions from the prospectus and dealer registration requirements. These resale restrictions may in some circumstances apply to resales of the notes outside of Canada. Purchasers resident or located in Canada (each a “Canadian purchaser”) are advised to seek legal advice prior to any resale of the notes, both within and outside of Canada. In particular, purchasers are hereby notified that by purchasing notes and accepting delivery of a purchase confirmation, each purchaser is deemed to acknowledge that pursuant to this document they are receiving notice that the notes are subject to a restrictive legend to the following effect:

EXCEPT IN THE PROVINCE OF MANITOBA, UNLESS PERMITTED UNDER CANADIAN SECURITIES LEGISLATION, THE HOLDER OF THE NOTES MUST NOT TRADE THE NOTES IN CANADA BEFORE THE DATE THAT IS FOUR MONTHS AND ONE DAY AFTER THE LATER OF (I) THE DATE OF DISTRIBUTION, AND (II) THE DATE THE COMPANY BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY OF CANADA.

IN THE PROVINCE OF MANITOBA, UNLESS OTHERWISE PERMITTED UNDER APPLICABLE CANADIAN SECURITIES LEGISLATION OR WITH THE PRIOR WRITTEN CONSENT OF THE APPLICABLE REGULATORS, THE HOLDER OF THIS NOTE MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT IS TWELVE MONTHS AND A DAY AFTER THE DATE THE HOLDER ACQUIRED THE SECURITY.

The Company is not presently, and does not intend to become, a “reporting issuer”, as such term is defined under applicable Canadian securities laws, in any province or territory of Canada. The Company’s securities are not listed on any stock exchange in Canada and the Company does not intend to apply to list the notes on any stock exchange in Canada. There is currently no public market for the notes in Canada. Canadian investors are advised that the Company is not required to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the notes to the public in any province or territory of Canada. Canadian investors are further advised that the Company currently does not intend to file a prospectus or similar document with any securities regulatory authority in Canada qualifying the resale of the notes to the public in any province or territory of Canada in connection with this offering.

REPRESENTATIONS, WARRANTIES, ACKNOWLEDGEMENTS AND COVENANTS OF PURCHASERS

Each Canadian purchaser who purchases notes will be deemed to have represented, warranted, acknowledged and covenanted to the Company, the agents and any dealer who sells notes to such purchaser that:

(a)

the offer and sale of the notes was made exclusively through the prospectus dated March 9, 2026, as supplemented by the prospectus supplement dated March 9, 2026, as supplemented by the final version of the pricing supplement and was not made through an advertisement of the notes in any printed media of general and regular paid circulation, radio, television or telecommunications, including electronic display, or any other form of advertising in Canada;

(b)	such purchaser has reviewed and acknowledges the terms referred to above under the section entitled “Resale Restrictions”;

(c)

such purchaser is purchasing as principal, or is deemed to be purchasing as principal, in accordance with applicable securities laws of the province in which such purchaser is resident, for its own account;

(d)

such purchaser is resident in one of the Canadian Offering Jurisdictions and is entitled under the applicable laws of the Canadian Offering Jurisdictions to purchase the notes without the benefit of a prospectus qualified under those securities laws;

(e)

such purchaser is purchasing the notes from a dealer registered as an “investment dealer” or “exempt market dealer” as defined under applicable securities laws or that is otherwise exempt from the dealer registration requirements applicable in the province of residence of such purchaser;

(f)

such purchaser, or any ultimate purchaser for which such purchaser is acting as agent, is entitled under applicable Canadian securities laws to purchase the notes without the benefit of a prospectus qualified under such securities laws, and without limiting the generality of the foregoing, is an “accredited investor” as defined in subsection 73.3(1) of the Securities Act (Ontario) for purchasers in Ontario, and in section 1.1 of National Instrument 45-106 Prospectus Exemptions (“NI 45-106”), and is also a “permitted client” as defined in section 1.1 of National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations (“NI 31-103”);

(g)	such purchaser is purchasing the notes for investment only and not with a view to resale or distribution;

(h)

if such purchaser is acquiring any notes as a fiduciary or agent for one or more purchaser accounts, it represents that it has sole investment discretion with respect to each such account and that it has full power to make the representations, warranties, acknowledgements and covenants contained herein on behalf of each such account;

(i)

such purchaser is not a person created or used solely to purchase or hold the notes as an “accredited investor” as described in paragraph (m) of the definition of “accredited investor” in section 1.1 of NI 45-106;

(j)

such purchaser has no knowledge of a “material fact” or “material change” (as those terms are defined in applicable securities laws) in the affairs of the Company that has not been generally disclosed to the public;

(k)	none of the funds being used to purchase the notes are, to its knowledge, proceeds obtained or derived, directly or indirectly, as a result of illegal activities and that:

(i)

the funds being used to purchase notes and advanced by or on behalf of the purchaser to the agents do not represent proceeds of crime for the purpose of Part XII.2 of the Criminal Code (Canada) (the “Criminal Code”) or the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada) (the “PCMLTFA”) or any legislation, regulations, rules or instruments enacted or adopted in connection therewith, as in effect from time to time;

(ii)

the purchaser is not a person or entity identified on a list established under section 83.05 of the Criminal Code or under the Freezing Assets of Corrupt Foreign Officials Act (Canada) (the “FACFOA”), the Special Economic Measures Act (Canada) (the “SEMA”), sanctions resolutions and regulations of the United Nations adopted by Canada under the United Nations Act (Canada) (collectively, the “UN Sanctions”), the Justice for Victims of Corrupt Foreign Officials Act (the “JVCFOR”), or any regulations in force in Canada implementing or amending the foregoing;

(iii)

the agents or any dealer participating in the sale of the notes may in the future be required by law to disclose the purchaser’s name and other information relating to the purchaser and any purchase of the notes pursuant to the Criminal Code, PCMLTFA, FACFOA, SEMA, UN Sanctions, JVCFOR, or as otherwise may be required by applicable laws, regulations or rules, and by accepting delivery of this pricing supplement, the purchaser will be deemed to have agreed to the foregoing;

(iv)

to the best of the purchaser’s knowledge, none of the funds to be provided by or on behalf of the purchaser to the agents or any dealer participating in the sale of the notes (A) have been or will be derived from or related to any activity that is deemed criminal under the laws of Canada or any other jurisdiction, or (B) are being tendered on behalf of a person or entity who has not been identified to the purchaser; and

(v)

the purchaser shall promptly notify the agents and any dealer participating in the sale of the notes if the purchaser discovers that any of the representations contained in subparagraphs (i) to (iv) above cease to be true, and shall provide the Company, the agents and any dealer participating in the sale of the notes with appropriate information in connection therewith;

(l)

where required by applicable securities laws, regulations or rules, such purchaser will execute, deliver and file such reports, undertakings and other documents relating to the purchase of the notes by the purchaser as may be required by such laws, regulations and rules, or assist the Company and the agents, as applicable, in obtaining and filing such reports, undertakings and other documents;

(m)

such purchaser acknowledges that the distribution of the notes in Canada is being made on a private placement basis only and that such purchaser will not receive a prospectus that has been prepared in accordance with Canadian securities laws and filed with any securities regulatory authority in Canada;

(n)	the offer and sale of the notes is conditional upon the offer and sale being exempt from the prospectus filing requirements of applicable securities law;

(o)

such purchaser acknowledges that any notes subscribed for are restricted securities in Canada and any resale of such notes must be made in accordance with applicable Canadian securities laws, which may require such resale to be made pursuant to prospectus and registration requirements or exemptions from the prospectus and registration requirements, that such resale restrictions may apply to resales of the notes outside of Canada and that the notes are subject to restrictions on redemptions, withdrawals, assignments, transfers and encumbrances;

(p)

other than the pricing supplement (together with the prospectus and prospectus supplement), such purchaser has not received or been provided with, nor has it requested, nor does it have any need to receive, any other offering memorandum, prospectus, sales or advertising literature, or any other document describing or purporting to describe the business and affairs of the Company which has been prepared for delivery to, and review by, prospective purchasers in order to assist it in making an investment decision in respect of the notes, and that the decision to enter into this transaction and purchase the notes has not been based upon any verbal or written representation as to fact or otherwise made by or on behalf of the Company;

(q)

such purchaser acknowledges that such purchaser should consult its own legal, financial and tax advisers with respect to the tax consequences of an investment in the notes in its particular circumstances and with respect to the eligibility of the notes for investment by such purchaser under relevant Canadian legislation and regulations, and that such purchaser has not relied on the Company, the agents, any dealer participating in the sale of the notes or any of their authorized agents or the contents of any documents provided to such purchaser for any legal, financial or tax advice;

(r)

such purchaser is capable of assessing the merits and risks of its proposed investment hereunder as a result of the purchaser’s financial or investment experience or as a result of advice received from a registered broker, dealer or other registered professional investment adviser other than the Company or its affiliates, and is able to bear the entire economic loss of its investment;

(s)

except for any rating reports that may have been issued by applicable rating agencies, no agency, governmental authority, regulatory body, stock exchange or other entity has made any finding or determination as to the merit for investment of, nor have any such agencies or governmental authorities, regulatory bodies, stock exchanges or other entities made any recommendation or endorsement with respect to the notes;

(t)	such purchaser acknowledges that there is no established market through which the notes may be sold, and no assurance has been given by the Company or the agents that such a market will develop;

(u)	neither the agents nor any of their respective employees or agents has made any written or oral representations to any purchaser:

(i)	that any person will resell or repurchase the notes;

(ii)	that any person will refund the purchase price of the notes; or

(iii)	as to the future price or value of the notes;

(v)	if such purchaser is:

(i)

a corporation, it is duly incorporated and is validly subsisting under the laws of its jurisdiction of incorporation and has all requisite legal and corporate power and authority to purchase the notes and to make such representations, warranties, acknowledgements and covenants as contemplated herein and has obtained all necessary approvals in respect thereof;

(ii)

a partnership, syndicate or other form of unincorporated organization, it has the necessary legal capacity and authority to purchase the notes and to make such representations, warranties, acknowledgements and covenants as contemplated herein and has obtained all necessary approvals in respect thereof; or

(iii)

an individual, he or she is of the full age of majority and is legally competent to purchase the notes and to make such representations, warranties, acknowledgements and covenants as contemplated herein;

(w)	such purchaser is aware of and in compliance with all securities laws applicable to such purchaser in connection with the purchase of notes;

(x)

such purchaser agrees to indemnify the Company, the agents, any dealer from whom such purchase confirmation was received and their respective officers, directors, employees, agents and advisors against all losses, claims, costs, expenses and damages or liability which any of them may suffer or incur, caused or arising from reliance upon the representations, warranties, acknowledgements and covenants of such purchaser contained herein; and

(y)

such purchaser understands that the Company and the agents and their respective affiliates or agents will rely upon the truth and accuracy of the foregoing representations, warranties, acknowledgements and covenants and the purchaser agrees that, if any of the representations, warranties, acknowledgements and covenants deemed to have been made by the purchaser are no longer accurate, the purchaser shall promptly notify the Company and the agents.

In addition, each purchaser who purchases the notes will be deemed to have represented to the Company, the agents and each dealer from whom a purchase confirmation was received, that such purchaser:

(a)	has been notified by the Company:

(i)

that the Company may be required to provide certain personal information (“personal information”) pertaining to the purchaser as required to be disclosed in Schedule I of Form 45-106F1 Report of Exempt Distribution (“Form 45-106F1”) to the securities regulatory authority or regulator under NI 45-106 (including its name, address, telephone number, email address, if provided, and the number and type of securities purchased, the total purchase price paid for such securities, the date of the purchase and specific details of the prospectus exemption relied upon under applicable securities laws to complete such purchase, including how the purchaser qualifies for such exemption), which Form 45-106F1 may be required to be filed by the Company under NI 45-106;

(ii)	that such personal information may be delivered to Canadian securities regulatory authorities in the purchaser’s local jurisdiction(s) where Form 45-106F1 is filed in accordance with NI 45-106;

(iii)

that such personal information is collected indirectly by the securities regulatory authority or regulator under the authority granted to it under the securities legislation of the applicable jurisdiction;

(iv)	that such personal information is collected for the purposes of the administration and enforcement of the securities legislation of the applicable jurisdiction;

(v)

that questions about the indirect collection and use of such personal information should be directed to the securities regulatory authority or regulator in the province or territory where the purchaser is located or resident, as follows:

Alberta Securities Commission

Inquiries Office

Suite 600, 250 5th Street SW Calgary, Alberta T2P 0R4

Telephone: 403-297-6454

Facsimile: 403-297-6156

Toll free in Canada: 1-877-355-0585

Public Official contact regarding indirect collection of information: FOIP Coordinator

Nova Scotia Securities Commission

Suite 400, 5251 Duke Street Duke Tower

P.O. Box 458

Halifax, Nova Scotia B3J 2P8 Telephone: 902-424-7768

Facsimile: 902-424-4625

Public official contact regarding indirect collection of information: Executive Director

British Columbia Securities Commission

P.O. Box 10142, Pacific Centre 701 West Georgia Street

Vancouver, British Columbia V7Y 1L2 Inquiries: 604-899-6854

Toll free in Canada: 1-800-373-6393 Facsimile: 604-899-6506

Email: FOI-privacy@bcsc.bc.ca

Public official contact regarding indirect collection of information: Privacy Officer

Ontario Securities Commission

20 Queen Street West, 22nd Floor Toronto, Ontario M5H 3S8 Telephone: 416-593-8314

Toll free in Canada: 1-877-785-1555 Facsimile: 416-593-8122

Email: exemptmarketfilings@osc.gov.on.ca

Public official contact regarding indirect collection of information: Inquiries Officer

The Manitoba Securities Commission

500 – 400 St. Mary Avenue Winnipeg, Manitoba R3C 4K5

Telephone: 204-945-2561

Toll free in Manitoba 1-800-655-5244 Facsimile: 204-945-0330

Public official contact regarding indirect collection of information: Director

Prince Edward Island Securities Office

95 Rochford Street, 4th Floor Shaw Building

P.O. Box 2000

Charlottetown, Prince Edward Island C1A 7N8 Telephone: 902-368-4569

Facsimile: 902-368-5283

Public official contact regarding indirect collection of information: Superintendent of Securities

Financial and Consumer Services Commission (New Brunswick)

85 Charlotte Street, Suite 300

Saint John, New Brunswick E2L 2J2 Telephone: 506-658-3060

Toll free in Canada: 1-866-933-2222 Facsimile: 506-658-3059

Email: info@fcnb.ca

Public official contact regarding indirect collection of information: Chief Executive Officer and Privacy Officer

Autorité des marchés financiers

800, rue du Square-Victoria, 22e étage
C.P. 246, Place Victoria Montreal, Quebec H3C 0B4

Telephone: 514-395-0337 or 1-877-525-0337

Facsimile: 514-873-6155 (for filing purposes only)

Facsimile: 514-864-6381 (for privacy requests only)

Email: financementdessocietes@lautorite.qc.ca (For corporate finance issuers)

Public official contact regarding indirect collection of information: Corporate Secretary

Government of Newfoundland and Labrador Office of the Superintendent

Department of Digital Government and Service NL

P.O. Box 8700

Confederation Building 2nd Floor, West Block Prince Philip Drive

St. John’s, Newfoundland and Labrador A1B 4J6 Attention: Director of Securities

Telephone: 709-729-2571

Facsimile: 709-729-6187

Public official contact regarding indirect collection of information: Superintendent of Securities

Financial and Consumer Affairs Authority of Saskatchewan

Suite 601, 1919 Saskatchewan Drive Regina, Saskatchewan S4P 4H2 Telephone: 306-787-5842

Facsimile: 306-787-5899

Public official contact regarding indirect collection of information: Executive Director, Securities Division

; and

(b)	has authorized the indirect collection of the personal information by the Canadian securities regulatory authorities.

Further, the purchaser acknowledges that its name, address, telephone number and other specified information, including the number of notes it has purchased and the aggregate purchase price paid by the purchaser, may be disclosed to Canadian securities regulatory authorities and may become available to the public in accordance with the requirements of applicable Canadian laws. By purchasing the notes, the purchaser consents to the disclosure of such information. In addition, by purchasing the notes, each purchaser will be deemed to have agreed to provide the Company or the agent from whom such purchaser purchased the notes, as applicable, with any and all information about the purchaser necessary to permit the Company or such agents, as applicable, to properly complete and file Form 45-106F1 if and as required under NI 45-106.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

As described on the cover page of this pricing supplement, the Company may be considered a “connected issuer” and/or “related issuer” as defined in National Instrument 33-105 – Underwriting Conflicts, of U.S. Bancorp Investments, Inc. for the purposes of applicable Canadian securities laws in connection with this offering.

The Company owns, directly or indirectly, all of the outstanding voting equity securities of U.S. Bancorp Investments, Inc.

Certain of the agents and their affiliates have also engaged in, and may in the future engage in, investment banking, commercial banking and other financial advisory and commercial dealings in the ordinary course of business with the Company and its affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

The decision to offer the notes was made solely by the Company and the terms of this offering, including the offering price, were determined through negotiations between the Company and the agents. Except as described in this pricing supplement, the proceeds of this offering will not be applied for the benefit of the agents.

RIGHTS OF ACTION FOR DAMAGES OR RESCISSION

Securities legislation in certain of the provinces of Canada provides Canadian purchasers of securities pursuant to an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) with rights of rescission or damages, or both, in addition to any other rights they may have at law, where the offering memorandum and any amendment to it contains a “Misrepresentation”. Where used herein, “Misrepresentation” means an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make any statement not misleading in light of the circumstances in which it was made. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the Canadian purchaser within the time limits prescribed and are subject to the defences contained in the applicable securities legislation.

The following is a summary of the statutory rights of rescission or damages, or both, under securities legislation in certain of the provinces of Canada, and as such, is subject to the express provisions of the applicable legislation and the related regulations and rules, and reference is made thereto for the complete text of such provisions. Such provisions may contain limitations and statutory defences not described herein on which the Company and other applicable parties may rely. The enforceability of these rights may be limited as described herein under the section entitled “Enforcement of Legal Rights”. The rights described below are in addition to, and without derogation from, any other right or remedy available at law to purchasers of the notes. Canadian purchasers should refer to the applicable provisions of the securities legislation of their province for the particulars of these rights or consult with a legal adviser.

Ontario

Section 130.1 of the Securities Act (Ontario) provides that every purchaser of securities pursuant to an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) shall have a statutory right of action for damages or rescission against the issuer and any selling security holder in the event that the offering memorandum contains a Misrepresentation. These remedies, or notice with respect to these remedies, must be exercised or delivered, as the case may be, by the purchaser within the time limits prescribed by applicable securities laws. A purchaser who purchases securities offered by the offering memorandum during the period of distribution has, without regard to whether the purchaser relied upon the Misrepresentation, a right of action for damages or, alternatively, while still the owner of the securities, for rescission against the issuer and any selling security holder provided that:

(a)	if the purchaser exercises its right of rescission, it shall cease to have a right of action for damages as against the issuer and the selling security holders, if any;

(b)	the issuer and the selling security holders, if any, will not be liable if they prove that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c)

the issuer and the selling security holders, if any, will not be liable for all or any portion of damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d)	in no case shall the amount recoverable exceed the price at which the securities were offered.

Section 138 of the Securities Act (Ontario) provides that no action shall be commenced to enforce these rights more than:

(a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

(b)	in the case of an action for damages, the earlier of:

(i)	180 days after the date that the purchaser first had knowledge of the facts giving rise to the cause of action; or

(ii)	three years after the date of the transaction that gave rise to the cause of action.

This pricing supplement (together with the prospectus and prospectus supplement) is being delivered in reliance on the exemption from the prospectus requirements contained under section 73.3 of the Securities Act (Ontario) (the “accredited investor exemption”). The rights referred to in section 130.1 of the Securities Act (Ontario) do not apply in respect of an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) delivered to a prospective purchaser in connection with a distribution made in reliance on the accredited investor exemption if the prospective purchaser is:

(a)	a Canadian financial institution (as defined in National Instrument 14-101 – Definitions);

(b)	a Schedule III bank, meaning an authorized foreign bank named in Schedule III of the Bank Act (Canada);

(c)	the Business Development Bank of Canada incorporated under the Business Development Bank of Canada Act (Canada); or

(d)

a subsidiary of any person referred to in paragraphs (a), (b) and (c), if the person owns all of the voting securities of the subsidiary, except the voting securities required by law to be owned by directors of that subsidiary.

Not all defences upon which the issuer or others may rely are described herein. Please refer to the full text of the Securities Act (Ontario) for a complete listing.

Saskatchewan

Section 138 of The Securities Act, 1988 (Saskatchewan), as amended (the “Saskatchewan Act”) provides that where an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) or any amendment to it is sent or delivered to a purchaser and it contains a Misrepresentation, a purchaser who purchases a security covered by the offering memorandum or any amendment to it is deemed to have relied upon that Misrepresentation, if it was a Misrepresentation at the time of purchase, and has a right of action for rescission against the issuer or a selling security holder on whose behalf the distribution is made or has a right of action for damages against:

(a)	the issuer or a selling security holder on whose behalf the distribution is made;

(b)	every promoter and director of the issuer or the selling security holder, as the case may be, at the time the offering memorandum or any amendment to it was sent or delivered;

(c)	every person or company whose consent has been filed respecting the offering, but only with respect to reports, opinions or statements that have been made by them;

(d)	every person who or company that, in addition to the persons or companies mentioned in (a) to (c) above, signed the offering memorandum or the amendment to the offering memorandum; and

(e)	every person who or company that sells securities on behalf of the issuer or selling security holder under the offering memorandum or amendment to the offering memorandum.

Such rights of rescission and damages are subject to certain limitations including the following:

(a)	if the purchaser elects to exercise its right of rescission against the issuer or selling security holder, it shall have no right of action for damages against that party;

(b)

in an action for damages, a defendant will not be liable for all or any portion of the damages that he, she or it proves do not represent the depreciation in value of the securities resulting from the Misrepresentation relied on;

(c)

no person or company, other than the issuer or a selling security holder, will be liable for any part of the offering memorandum or any amendment to it not purporting to be made on the authority of an expert and not purporting to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company failed to conduct a reasonable investigation sufficient to provide reasonable grounds for a belief that there had been no Misrepresentation or believed that there had been a Misrepresentation;

(d)

no person who or company that sells securities on behalf of the issuer or selling security holder will be liable if that person or company can establish that he, she or it cannot reasonably be expected to have had knowledge of any Misrepresentation in the offering memorandum or any amendment to it;

(e)	in no case shall the amount recoverable exceed the price at which the securities were offered; and

(f)	no person or company is liable in an action for rescission or damages if that person or company proves that the purchaser purchased the securities with knowledge of the Misrepresentation.

In addition, no person or company, other than the issuer or selling security holder, will be liable if the person or company proves that:

(a)

the offering memorandum or any amendment to it was sent or delivered without the person’s or company’s knowledge or consent and that, on becoming aware of its being sent or delivered, that person or company gave reasonable general notice that it was so sent or delivered; or

(b)

with respect to any part of the offering memorandum or any amendment to it purporting to be made on the authority of an expert, or purporting to be a copy of, or an extract from, a report, an opinion or a statement of an expert, that person or company had no reasonable grounds to believe and did not believe that there had been a Misrepresentation, the part of the offering memorandum or any amendment to it did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

The liability for damages of all persons and companies referred to above is joint and several, provided that the court may deny the right to recover a contribution where, in all the circumstances of the case, it is satisfied that to permit recovery of a contribution would not be just and equitable.

Similar rights of action for damages and rescission are provided in section 138.1 of the Saskatchewan Act in respect of a Misrepresentation in advertising and sales literature disseminated in connection with an offering of securities.

Section 138.2 of the Saskatchewan Act also provides that where an individual makes a verbal statement to a prospective purchaser that contains a Misrepresentation relating to the security purchased and the verbal statement is made either before or contemporaneously with the purchase of the security, the purchaser has a right of action for damages against the individual who made the verbal statement without regard to whether the purchaser relied on the Misrepresentation.

Section 141(1) of the Saskatchewan Act provides a purchaser with the right to void the purchase agreement and to recover all money and other consideration paid by the purchaser for the securities if the securities are sold in contravention of the Saskatchewan Act, the regulations to the Saskatchewan Act or a decision of the Financial and Consumer Affairs Authority of Saskatchewan.

Section 141(2) of the Saskatchewan Act also provides a right of action for rescission or damages to a purchaser of securities to whom an offering memorandum or any amendment thereto was required by section 80.1 of the Saskatchewan Act to be sent or delivered but was not sent or delivered prior to or at the same time as the purchaser enters into an agreement to purchase the securities.

The rights of action for damages or rescission under the Saskatchewan Act are in addition to and do not derogate from any other right which a purchaser may have at law.

Section 147 of the Saskatchewan Act provides that no action shall be commenced to enforce any of the foregoing rights more than:

(a)	in the case of an action for rescission, 180 days after the date of the transaction that gave rise to the cause of action; or

(b)	in the case of any other action, other than an action for rescission, the earlier of:

(i)	one year after the plaintiff first had knowledge of the facts giving rise to the cause of action; or

(ii)	six years after the date of the transaction that gave rise to the cause of action.

The Saskatchewan Act also provides that a purchaser who has received an amended offering memorandum delivered in accordance with subsection 80.1(3) of the Saskatchewan Act has a right to withdraw from the agreement to purchase the securities by delivering a notice to the person who or company that is selling the securities, indicating the purchaser’s intention not to be bound by the purchase agreement, provided such notice is delivered by the purchaser within two business days of receiving the amended offering memorandum.

Not all defences upon which the issuer or others may rely are described herein. Please refer to the full text of the Saskatchewan Act for a complete listing.

New Brunswick

Section 2.1 of New Brunswick Securities Commission Rule 45-802 – Prospectus and Registration Exemptions provides that the statutory rights of action in rescission or damages referred to in section 150 of the Securities Act (New Brunswick) apply to information relating to an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) that is provided to a purchaser of securities in connection with a distribution made in reliance on the “accredited investor” prospectus exemption in section 2.3 of NI 45-106. Section 150 of the Securities Act (New Brunswick) provides that where an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement) contains a Misrepresentation, a purchaser who purchases securities shall be deemed to have relied on the Misrepresentation if it was a Misrepresentation at the time of purchase and:

(a)	the purchaser has a right of action for damages against

(i)	the issuer,

(ii)	the selling security holder on whose behalf the distribution was made;

(iii)	every person who was a director of the issuer at the date of the offering memorandum;

(iv)	every person who signed the offering memorandum, or

(b)

if the purchaser purchased the securities from a person referred to in subparagraph (a)(i) or (ii) above, the purchaser may elect to exercise a right of rescission against the person referred to in that subparagraph, in which case the purchaser shall have no right of action for damages against the person.

This statutory right of action is available to New Brunswick purchasers whether or not such purchaser relied on the Misrepresentation. However, there are various defences available to the issuer and the selling security holder(s). One such defence is that no person will be liable for a Misrepresentation if such person proves that the purchaser purchased the securities with knowledge of the Misrepresentation. Moreover, in an action for damages, the amount recoverable will not exceed the price at which the securities were offered under the offering memorandum and any defendant will not be liable for all or any part of the damages that the defendant proves do not represent the depreciation in value of the security as a result of the Misrepresentation. The liability of all persons and companies referred to above is joint and several.

If the purchaser intends to rely on the rights described in (a) or (b) above, such purchaser must do so within strict time limitations. The purchaser must commence an action for rescission within 180 days after the date of the transaction that gave rise to the cause of action. The purchaser must commence its action for damages within the earlier of:

(a)	one year after the purchaser first had knowledge of the facts giving rise to the cause of action; or

(b)	six years after the date of the transaction that gave rise to the cause of action.

Nova Scotia

The right of action for damages or rescission described herein is conferred by section 138 of the Securities Act (Nova Scotia). Section 138 of the Securities Act (Nova Scotia) provides, in relevant part, that in the event that an offering memorandum (such as this pricing supplement together with the prospectus and prospectus supplement), together with any amendment thereto, or any advertising or sales literature (as defined in the Securities Act (Nova Scotia)) contains a Misrepresentation, the purchaser will be deemed to have relied upon such Misrepresentation if it was a Misrepresentation at the time of purchase and has, subject to certain limitations and defences, a statutory right of action for damages against the issuer and, subject to certain additional defences, every director of the issuer at the date of the offering memorandum and every person who signed the offering memorandum or, alternatively, while still the owner of the securities purchased by the purchaser, may elect instead to exercise a statutory right of rescission against the issuer, in which case the purchaser shall have no right of action for damages against the issuer, directors of the issuer or persons who have signed the offering memorandum, provided that, among other limitations:

(a) no action shall be commenced to enforce the right of action for rescission or damages by a purchaser resident in Nova Scotia later than 120 days after the date on which the initial payment was made for the securities (or after the date on which initial payment was made for the securities where payments subsequent to the initial payment are made pursuant to a contractual commitment assumed prior to, or concurrently with, the initial payment);

(b) no person will be liable if it proves that the purchaser purchased the securities with knowledge of the Misrepresentation;

(c) in the case of an action for damages, no person will be liable for all or any portion of the damages that it proves do not represent the depreciation in value of the securities as a result of the Misrepresentation relied upon; and

(d) in no case will the amount recoverable in any action exceed the price at which the securities were offered to the purchaser.

In addition, a person or company, other than the issuer, will not be liable if that person or company proves that:

(a) the offering memorandum or amendment to the offering memorandum was sent or delivered to the purchaser without the person’s or company’s knowledge or consent and that, on becoming aware of its delivery, the person or company gave reasonable general notice that it was delivered without the person’s or company’s knowledge or consent;

(b) after delivery of the offering memorandum or amendment to the offering memorandum and before the purchase of the securities by the purchaser, on becoming aware of any Misrepresentation in the offering memorandum or amendment to the offering memorandum the person or company withdrew the person’s or company’s consent to the offering memorandum or amendment to the offering memorandum, and gave reasonable general notice of the withdrawal and the reason for it; or

(c) with respect to any part of the offering memorandum or amendment to the offering memorandum purporting (i) to be made on the authority of an expert, or (ii) to be a copy of, or an extract from, a report, an opinion or a statement of an expert, the person or company had no reasonable grounds to believe and did not believe that (A) there had been a Misrepresentation, or (B) the relevant part of the offering memorandum or amendment to offering memorandum did not fairly represent the report, opinion or statement of the expert, or was not a fair copy of, or an extract from, the report, opinion or statement of the expert.

Further, no person or company, other than the issuer, will be liable with respect to any part of the offering memorandum or amendment to the offering memorandum not purporting (a) to be made on the authority of an expert, or (b) to be a copy of, or an extract from, a report, opinion or statement of an expert, unless the person or company: (i) failed to conduct a reasonable investigation to provide reasonable grounds for a belief that there had been no Misrepresentation, or (ii) believed that there had been a Misrepresentation.

If a Misrepresentation is contained in a record incorporated by reference into, or deemed incorporated by reference into, the offering memorandum or amendment to the offering memorandum, the Misrepresentation is deemed to be contained in the offering memorandum or amendment to the offering memorandum.

The liability of all persons or companies referred to above is joint and several with respect to the same cause of action. A defendant who is found liable to pay a sum in damages may recover a contribution, in whole or in part, from a person or company who is jointly and severally liable to make the same payment in the same cause of action unless, in all the circumstances of the case, the court is satisfied that it would not be just and equitable.

Manitoba and Prince Edward Island

In Manitoba, the Securities Act (Manitoba), and in Prince Edward Island, the Securities Act (Prince Edward Island) provide a statutory right of action for damages or rescission to purchasers resident in Manitoba and Prince Edward Island, respectively, in circumstances where this pricing supplement (together with the prospectus and prospectus supplement) or an amendment hereto contains a Misrepresentation. Purchasers resident in Manitoba and Prince Edward Island should refer to the applicable provisions of the securities legislation of their province for the particulars of these rights.

Newfoundland and Labrador

Local Rule 45-502 of the Office of the Superintendent of Securities Newfoundland and Labrador provides that, if certain exemptions from the prospectus requirement under NI 45-106 are relied upon and an offering memorandum or other offering document (such as this pricing supplement together with the prospectus and prospectus supplement) is delivered to prospective purchasers in the province of Newfoundland and Labrador, even if not required, and if such document contains statutory or contractual rights of action granted to purchasers in other jurisdictions, then the issuer is required to contractually extend either the statutory rights of action conferred by Section 130.1 of the Securities Act (Newfoundland and Labrador) or rights of action equivalent to those being offered in the other jurisdictions to purchasers resident in Newfoundland and Labrador.

Accordingly, purchasers resident in Newfoundland and Labrador will be entitled to a contractual right of action for damages or rescission in circumstances where this pricing supplement (together with the prospectus and prospectus supplement) or any amendment to it contains a Misrepresentation in the same manner and to the same extent as the statutory rights provided to purchasers in Ontario. See “Rights of Actions for Damages or Recission – Ontario”

General

This summary is subject to the express provisions of the Securities Act (Ontario), the Securities Act (Manitoba), the Securities Act (New Brunswick), the Securities Act (Nova Scotia), the Securities Act (Prince Edward Island), the Securities Act, 1988 (Saskatchewan) and the Securities Act (Newfoundland and Labrador) and the regulations and rules thereunder and you should refer to such acts for the complete text of those provisions. Purchasers in other provinces may have similar rights of action pursuant to the securities legislation of such provinces and purchasers in such provinces should consult the complete text of such legislation. The rights discussed above are in addition to and without derogation from any other right or remedy which purchasers may have at law and are intended to correspond to the provisions of the relevant securities legislation and are subject to the defenses contained therein.

ENFORCEMENT OF LEGAL RIGHTS

The Company is formed under the laws of the State of Delaware in the United States. The notes will be governed by, and construed in accordance with, the laws of the State of New York. All or substantially all of the directors and officers (or their equivalents) of the Company, as well as any experts named in the pricing supplement and the prospectus and prospectus supplement, are or may be located outside of Canada and, as a result, it may not be possible for Canadian investors to effect service of process within Canada upon such persons. All or a substantial portion of the Company’s assets and such other persons are or may be located outside of Canada and, as a result, it may not be possible to satisfy a judgement against the Company or such persons in Canada or to enforce a judgement obtained in Canadian courts against the Company or persons outside of Canada.

LANGUAGE OF DOCUMENTS

Each purchaser confirms its express wish that all documents evidencing or relating to the sale of the securities and all other contracts and related documents be drafted in the English language. Chaque acheteur confirme sa volonté expresse que tous les documents attestant de la vente des titres ou s’y rapportant ainsi que tous les autres contrats et documents s’y rattachant soient rédigés en langue anglaise.

(authorized officer)

(authorized officer)

[Signature page –Pricing Supplement No. 4]